F & E Resource Systems Technology, Inc.
                         Articles of Amendment

F & E Resource Systems Technology, Inc., a Maryland Corporation having its principal office in Laurel, Maryland, (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:   The Charter of the Corporation is hereby amended by
striking out Article Fifth in its entirety and inserting in lieu thereof the following new Article Fifth:

     FIFTH:    (A) The total number of shares of all classes of capital
stock which the Corporation shall have the authority to issue is 20,000,000 shares of par value of $.01 per share, and an aggregate par value of $200,000, of which 1,000,000 shares shall be shares of Preferred Stock of $.01 par value, or such other par value set by the Board of Directors, each (hereinafter called "Preferred Stock") and 19,000,000 shares shall be shares of Common Stock of $.01 par value each (hereinafter called "Common Stock").

(B) The designations and the powers, preferences and rights and qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

   (1)The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated in and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following :

     (a) the designation of and the number of shares constituting such series, and the par value thereof;

     (b) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other call or classes of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

     (c) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

     (d) the terms and the amount of any sinking fund provided for the purchase or redemption of the shares of such series;

     (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provisions be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

     (f) the extent, if any, to which the holders of the shares shall be entitled to vote as a class or otherwise with respect to the selection of the directors or otherwise;

     (g) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

     (h) the rights of the holders of such shares of such series upon the dissolution of, or upon the distribution of the assets of, the Corporation.

   (2) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolution of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

SECOND: The amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders of the Corporation at the Special Meeting of Stockholders held March 30, 1990.

     In witness whereof F&E Resource Technology, Inc. has caused these present to be signed in its name and on its behalf by its President and attested by its Secretary under the penalties of perjury.


     ATTEST:                   F&E Resource Systems Technology, Inc.

/s/ Ronald W. Pickett          Frank G. Ugiansky
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Ronald W. Pickett, President   Frank G. Ugiansky, Secretary